Pangaea Logistics Solutions Ltd. Reports Record Financial Results for the Quarter Ended June 30, 2022
NEWPORT, RI - August 9, 2022 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months ended June 30, 2022.
SECOND QUARTER 2022 RESULTS
(As compared to the Second Quarter 2021)

•Total revenue increased 34% year over year to $195.5 million; voyage revenue increased 48% year over year
•Net income attributable to Pangaea increased 30% year over year to $25.0 million, or $0.56 per diluted share
•Adjusted EBITDA increased 107% year over year to $44.2 million
•Operating cash flow increased 155% year over year to $37.2 million
•TCE rates earned by Pangaea increased 29% year over year to $27,139 per day
•Cash and equivalents increased 152% year over year to $102.2 million

For the second quarter ended June 30, 2022, Pangaea reported net income of $25.0 million, or $0.56 per diluted share, on total revenue of $195.5 million. Second quarter revenue increased by more than 34% on a year-over-year basis, due mainly to a 29% increase in daily Time Charter Equivalent (“TCE”) rates. Total shipping days, which include both voyage and time charter days, remained essentially flat at 4,703 in the second quarter 2022, versus 4,723 days in the prior-year period, including a 16% increase in voyage days. Vessel operating expenses, net of management fees per day, decreased 1% to $5,198 in the second quarter 2022, versus $5,254 in the prior-year period.

The TCE was $27,139 per day for the three months ended June 30, 2022, compared to an average of $21,053 per day for the same period in 2021. During the second quarter 2022, the Company’s average TCE rate exceeded the benchmark average Baltic Panamax and Supramax indices by approximately 4%, as supported by Pangaea’s long-term contracts of affreightment ("COAs"), specialized fleet, and cargo-focused strategy.

As of June 30, 2022, the Company had $102.2 million in cash and equivalents and total debt, including lease finance obligations of $305 million. At the end of the second quarter 2022, the ratio of net debt to trailing twelve-month adjusted EBITDA was 1.4x. During the first half of 2022, the Company repaid $9.0 million of long-term debt and $7.8 million of finance leases and paid $5.6 million of cash dividends. The Company's Board of Directors declared a quarterly cash dividend of $0.075 per common share, to be paid on September 15, 2022, to all shareholders of record as of September 1, 2022.

STRATEGIC UPDATE

Pangaea remains committed to developing a leading dry bulk logistics and transportation services company of scale, providing its customers with specialized shipping and supply chain and logistics offerings in commodity and niche markets, which drive premium returns measured in time charter equivalent per day.

Leverage integrated shipping and logistics model. In addition to operating the largest high ice class dry bulk fleet globally, Pangaea also performs stevedoring services, together with port and terminal operations capabilities. During the second quarter, Pangaea’s ports and logistics group, along with joint venture partners, performed stevedoring, storage and transfer services in Sabine, Texas for a new customer transporting parts for solar arrays; provided stevedoring services for two vessels in the Mississippi River; and contracted for several voyages of cargo for a new customer served on the east coast of the U.S. The Company is also actively pursuing new stevedoring opportunities across multiple ports in Texas.

Continue to drive strong fleet utilization. Presently, Pangaea’s ten ice class 1A panamax and post-panamax vessels are fully deployed and trading in the Arctic under ten-year contracts that utilize approximately 35% of annual available days. This is the first year of full operation of all four post-panamax ships the Company built specifically for this service, which were delivered in 2021.

Continue to upgrade fleet, while divesting of older, non-core assets. In June 2022, Pangaea completed renewal of its bauxite shuttle fleet, selling the vessel Bulk Pangaea after taking delivery of the Bulk Concord in the first quarter of 2022. The ships making up this shuttle fleet of three vessels, which continuously serve an important customer’s industrial needs, are planned to fulfill the remaining ten years under the customer contract.

MANAGEMENT COMMENTARY

“Our strong second quarter results demonstrate continued execution on our long-term strategy, one that emphasizes profitable growth within niche, higher-margin dry bulk shipping and logistics markets,” stated Mark Filanowski, Chief Executive Officer of Pangaea Logistics Solutions. “We delivered strong year-over-year growth in both revenue and net income, while generating record second quarter adjusted EBITDA, driven by a significant year-over-year increase in TCE rates and strong fleet utilization.”

“At a macro level, global shipping capacity remains constrained, resulting in market rates that remain well above historical averages,” continued Filanowski. “We expect global capacity will be further restricted by upcoming IMO emissions requirements coming into effect in January 2023, which seek to reduce the carbon intensity of the shipping industry. For our part, the Pangaea fleet will be fully compliant ahead of the IMO 2023 mandate, positioning us to maintain a consistent level of performance during the transition. We are studying ways to make our ships even more efficient, opportunities that we expect could drive further improvements in profitability, over time.”

“Entering what is typically the seasonally strongest quarter of the year for our business, we remain well-positioned to capitalize on favorable market conditions,” noted Filanowski. “We will continue to provide both new and existing customers with an exceptional level of service during a period of global supply chain disruption, an approach that keeps our relationships healthy and growing. Our long-term contracting and short-term charter-in strategies have consistently generated profitability over the years. For the third quarter to date, we have booked 3,026 shipping days producing a time charter equivalent of $25,600/day.”

“We have a dedicated leadership team and employee base, both ashore and aboard, who drive our performance,” continued Filanowski. “Our ability to deploy capital in a prudent, yet opportunistic manner has been integral to our track record of value creation. In what remains a volatile market, we believe a balanced approach to capital deployment is appropriate, one that includes a consistent return of capital program, together with debt reduction and high-return organic growth investments, reflecting our continued confidence in the outlook for our business.”

SECOND QUARTER 2022 CONFERENCE CALL

The Company’s management team will host a conference call to discuss the Company’s financial results on Wednesday, August 10, 2022 at 8:00 a.m., Eastern Time (ET). To access the teleconference, please dial 800-343-5172 (domestic) or 785-424-1699 (international) approximately ten minutes before the teleconference's scheduled start time and reference Conference ID: PANLQ222.

A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.

A recording of the call will also be available for one week following the teleconference and will be accessible by calling 800-938-2490 (domestic) or 402-220-9028 (international).

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Voyage revenue	$173,189,073	$117,395,377	$349,525,824	$225,625,680
Charter revenue	22,354,883	28,148,988	37,780,535	44,891,212
Total revenue	195,543,956	145,544,365	387,306,359	270,516,892
Expenses:
Voyage expense	67,907,824	46,112,779	133,158,291	93,951,636
Charter hire expense	65,713,016	62,604,014	143,424,623	116,239,356
Vessel operating expense	12,929,700	9,772,966	26,117,533	18,268,469
General and administrative	5,137,387	6,029,793	10,418,775	10,234,691
Depreciation and amortization	7,293,433	4,868,730	14,594,852	9,287,824
Loss on impairment of vessels	—	—	3,007,809	—
Loss on sale of vessels	318,032	—	318,032	—
Total expenses	159,299,392	129,388,282	331,039,915	247,981,976

Income from operations	36,244,564	16,156,083	56,266,444	22,534,916

Other income (expense):
Interest expense, net	(3,634,732)	(2,621,110)	(7,005,905)	(4,577,916)
Income attributable to Non-controlling interest recorded as long-term liability interest expense	(1,702,674)	(179,080)	(3,543,007)	(449,745)
Unrealized (loss) gain on derivative instruments, net	(3,501,649)	6,303,776	3,998,665	8,326,148
Other income (loss)	81,231	(82,496)	218,438	250,962
Total other (expense) income, net	(8,757,824)	3,421,090	(6,331,809)	3,549,449

Net income	27,486,740	19,577,173	49,934,635	26,084,365
Income attributable to non-controlling interests	(2,454,307)	(349,898)	(4,734,237)	(1,002,919)
Net income attributable to Pangaea Logistics Solutions Ltd.	$25,032,433	$19,227,275	$45,200,398	$25,081,446

Earnings per common share:
Basic	$0.56	$0.44	$1.02	$0.57
Diluted	$0.56	$0.43	$1.00	$0.56

Weighted average shares used to compute earnings per common share:
Basic	44,430,487	43,998,424	44,411,025	43,989,515
Diluted	45,070,533	44,688,602	45,129,077	44,731,058

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$102,175,390	$56,208,902
Accounts receivable (net of allowance of $2,509,255 and $1,990,459 at June 30, 2022 and December 31, 2021, respectively)	41,100,379	54,259,265
Bunker inventory	52,823,684	27,147,760
Advance hire, prepaid expenses and other current assets	38,063,875	46,347,687
Total current assets	234,163,328	183,963,614

Fixed assets, net	469,965,208	471,912,810
Advances for vessel purchases	—	1,990,000
Finance lease right of use assets, net	46,296,661	45,195,759
Other non-current Assets	4,198,766	3,961,823
Total assets	$754,623,963	$707,024,006

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$65,304,630	$49,154,439
Related party debt	—	242,852
Deferred revenue	24,346,521	32,205,312
Current portion of secured long-term debt	12,891,501	15,443,115
Current portion of finance lease liabilities	16,153,750	14,479,803
Dividend payable	197,741	213,765
Total current liabilities	118,894,143	111,739,286

Secured long-term debt, net	99,587,978	105,836,797
Finance lease liabilities, net	176,437,981	170,959,553
Long-term liabilities - other	18,849,983	17,806,976

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 46,006,182 shares issued and outstanding at June 30, 2022; 45,617,840 shares issued and outstanding at December 31, 2021	4,599	4,562
Additional paid-in capital	162,385,398	161,534,280
Retained earnings	125,250,467	85,663,375
Total Pangaea Logistics Solutions Ltd. equity	287,640,464	247,202,217
Non-controlling interests	53,213,414	53,479,177
Total stockholders' equity	340,853,878	300,681,394
Total liabilities and stockholders' equity	$754,623,963	$707,024,006

Pangaea Logistics Solutions, Ltd.
Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2022	2021
Operating activities	Unaudited	Unaudited
Net income	$49,934,635	$26,084,365
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	14,594,852	9,287,824
Amortization of deferred financing costs	499,703	477,263
Amortization of prepaid rent	60,969	57,628
Unrealized gain on derivative instruments	(3,998,665)	(8,326,148)
Income from equity method investee	(218,438)	(250,962)
Earnings attributable to non-controlling interest recorded as other long term liability	3,543,007	449,745
Provision for doubtful accounts	518,796	285,466
Loss on impairment of vessels	3,007,809	—
Loss on sale of vessel	318,032	—
Drydocking costs	(4,858,510)	(5,551,513)
Share-based compensation	1,138,785	1,365,734
Change in operating assets and liabilities:
Accounts receivable	12,640,090	(1,894,649)
Bunker inventory	(25,675,924)	(7,217,311)
Advance hire, prepaid expenses and other current assets	12,286,477	(10,482,310)
Accounts payable, accrued expenses and other current liabilities	13,292,238	12,222,358
Deferred revenue	(7,858,791)	3,026,377
Net cash provided by operating activities	69,225,065	19,533,867

Investing activities
Purchase of vessels and vessel improvements	(18,501,875)	(108,540,199)
Purchase of fixed assets and equipment	(71,416)	(112,196)
Contribution to non-consolidated subsidiaries	(18,505)	—
Proceeds from sale of vessels	8,400,000	—
Net cash used in investing activities	(10,191,796)	(108,652,395)

Financing activities
Proceeds from long-term debt	—	66,350,000
Payments of financing fees and issuance costs	(331,317)	(1,167,783)
Payments of long-term debt	(9,010,117)	(55,620,110)
Proceeds from finance leases	15,000,000	77,084,500
Payments of finance lease obligations	(7,808,388)	(3,824,259)
Dividends paid to non-controlling interests	(5,000,000)	(3,333,334)
Accrued common stock dividends paid	(5,629,329)	(2,449,741)
Cash paid for incentive compensation shares relinquished	(287,630)	(129,190)
Contributions from non-controlling interest recorded as long-term liability	—	4,621,398
Payments to non-controlling interest recorded as long-term liability	—	(195,597)
Net cash (used in) provided by financing activities	(13,066,781)	81,335,884

Net increase (decrease) in cash and cash equivalents	45,966,488	(7,782,644)
Cash and cash equivalents at beginning of period	56,208,902	48,397,216
Cash and cash equivalents at end of period	$102,175,390	$40,614,572

Pangaea Logistics Solutions Ltd.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Transportation and Service Revenue
Gross Profit	$41,699,983	$22,204,290	$70,011,060	$32,857,308
Add:
Vessel Depreciation and Amortization	7,293,433	4,850,316	14,594,852	9,200,123
Net transportation and service revenue	$48,993,416	$27,054,606	$84,605,912	$42,057,431

Adjusted EBITDA
Net Income	27,486,740	19,577,173	49,934,635	26,084,365
Interest expense, net	5,337,406	2,800,190	10,548,912	5,027,661
Depreciation and amortization	7,293,433	4,868,730	14,594,852	9,287,824
EBITDA	40,117,579	27,246,093	75,078,399	40,399,850
Non-GAAP Adjustments:
Loss on impairment of vessels	—	—	3,007,809	—
Loss on sale of vessels	318,032	—	318,032	—
Share-based compensation	310,979	418,182	1,138,785	1,365,734
Unrealized gain on derivative instruments, net	3,501,649	(6,303,776)	(3,998,665)	(8,326,148)
Adjusted EBITDA	$44,248,239	$21,360,499	$75,544,360	$33,439,436

Earnings Per Common Share
Net income attributable to Pangaea Logistics Solutions Ltd.	$25,032,433	$19,227,275	$45,200,398	$25,081,446

Weighted average number of common shares outstanding - basic	44,430,487	43,998,424	44,411,025	43,989,515
Weighted average number of common shares outstanding - diluted	45,070,533	44,688,602	45,129,077	44,731,058

Earnings per common share - basic	$0.56	$0.44	$1.02	$0.57
Earnings per common share - diluted	$0.56	$0.43	$1.00	$0.56

Adjusted EPS
Net Income attributable to Pangaea Logistics Solutions Ltd.	$25,032,433	$19,227,275	$45,200,398	$25,081,446
Non-GAAP
Add: loss on impairment of vessels	—	—	3,007,809	—
Loss on impairment of vessels	318,032	—	318,032	—
Unrealized gain on derivative instruments	3,501,649	(6,303,776)	(3,998,665)	(8,326,148)
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	$28,852,114	$12,923,499	$44,527,574	$16,755,298

Weighted average number of common shares - basic	44,430,487	43,998,424	44,411,025	43,989,515
Weighted average number of common shares - diluted	45,070,533	44,688,602	45,129,077	44,731,058

Adjusted EPS - basic	$0.65	$0.29	$1.00	$0.38
Adjusted EPS - diluted	$0.64	$0.29	$0.99	$0.37

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including non-GAAP net revenue and non-GAAP adjusted EBITDA. This is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding charges that are not incurred in the normal course of business. Non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe certain non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Gross Profit. Gross profit represents total revenue less net transportation and service revenue and less vessel depreciation and amortization.

Net transportation and service revenue. Net transportation and service revenue represents total revenue less the total direct costs of transportation and services, which includes charter hire, voyage and vessel operating expenses. Net transportation and service revenue is included because it is used by management and certain investors to measure performance by comparison to other logistic service providers. Net transportation and service revenue is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of net transportation and service revenue used here may not be comparable to an operating measure used by other companies.

Adjusted EBITDA and adjusted EPS. Adjusted EBITDA represents net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, income taxes, depreciation and amortization, loss on impairment, loss on sale and leaseback of vessels, share-based compensation and other non-operating income and/or expense, if any. Earnings per share represents net income divided by the weighted average number of common shares outstanding. Adjusted earnings per share represents net income attributable to Pangaea Logistics Solutions Ltd. plus, when applicable, loss on sale of vessel, loss on sale and leaseback of vessel, loss on impairment of vessel, unrealized gains and losses on derivative instruments, and certain non-recurring charges, divided by the weighted average number of shares of common stock.

There are limitations related to the use of net revenue versus income from operations, adjusted EBITDA versus income from operations, and adjusted EPS versus EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted EBITDA used here are not comparable to EBITDA.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented during the period to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Emily Blum
Chief Financial Officer	Prosek Partners
401-846-7790	973-464-5240
Investors@pangaeals.com	eblum@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.